As filed with the Securities and Exchange Commission on January 16, 2013

Registration No. 333-185883

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

To

Form F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEKMIRA PHARMACEUTICALS CORPORATION

(Exact name of Registrant as specified in its charter)

British Columbia	2834	980597776
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

100-8900 Glenlyon Parkway

Burnaby, British Columbia

Canada, V5J 5J8

(604) 419-3200

(Address and telephone number of Registrant’s principal executive offices)

National Registered Agents, Inc.

1780 Barnes Blvd. S.W. Bldg. G

Tumwater, Washington 98512-0410

(206) 381-8840

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1605, 777 Dunsmuir Street Pacific Centre Vancouver, British Columbia Canada V7Y 1K4	Mark J. Murray Ian C. Mortimer Tekmira Pharmaceuticals Corporation 100-8900 Glenlyon Parkway Burnaby, British Columbia Canada V5J 5J8 (604) 419-3212	R. Hector MacKay-Dunn, Q.C. Farris, Vaughan, Wills & Murphy LLP 2500-700 West Georgia Street Vancouver, British Columbia Canada V7Y 1B3 (604) 684-9151

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. ☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒	at some future date (check appropriate box below)

1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☒	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

This short form prospectus has been filed under legislation in all of the Provinces of Canada, except the Province of Québec, that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

No securities regulatory authority has expressed an opinion about their securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the issuer at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8, Telephone: (604)419-3200 and are also available electronically at www.sedar.com.

SHORT FORM BASE SHELF PROSPECTUS

New issue	January 16, 2013

TEKMIRA PHARMACEUTICALS CORPORATION

US$50,000,000

Common Shares

Warrants

Units

We may offer from time to time, during the 25 month period that this short form base shelf prospectus (including any amendments hereto) (the Prospectus) remains effective, up to US$50,000,000 in aggregate of our common shares (Common Shares), warrants to purchase Common Shares (Warrants) and/or units comprising any combination of the foregoing (Units) and, together with the Common Shares and Warrants (the Securities). We may offer Securities from time to time in one or more transaction in such amounts and, in the case of Warrants and/or Units, with such terms, as we may determine in light of prevailing market conditions at the time of sale.

The specific terms of any Securities offered will be described in one or more accompanying supplements to this Prospectus (collectively or individually, as the case may be, a Prospectus Supplement), and may include specific terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus, including where applicable: (i) in the case of the Common Shares, the number of Common Shares offered, the currency (which may be Canadian dollars or any other currency), the issue price and any other specific terms; (ii) in the case of Warrants, the designation, the number of Warrants offered, the currency (which may be Canadian dollars or any other currency), the number of Common Shares that may be acquired upon the exercise of the Warrants, the exercise price, dates and periods of exercise, adjustment procedure and any other specific terms; and (iii) in the case of Units, the designation, the number of Units offered, the offering price, the currency (which may be Canadian dollars or any other currency), the terms of the Units and of the securities comprising the Units and any other specific terms. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest. This Prospectus may not be used to offer securities unless accompanied by a Prospectus Supplement.

Our Common Shares are listed on the Toronto Stock Exchange (the TSX) and on The NASDAQ Global Market (the NASDAQ). There is no market through which the Warrants and Units may be sold and purchasers may not be able to resell the Warrants or Units purchased under this Prospectus. This may affect the pricing of these securities in the secondary market, the transparency and availability of trading prices, the liquidity of these securities, and the extent of issuer regulation. See the “Risk Factors” section of this Prospectus and the applicable Prospectus Supplement.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC) NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

We are permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. Prospective investors should be aware that such requirements are different from those of the United States. We prepare our financial statements, which are incorporated by reference in this Prospectus, in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

The acquisition, holding or disposition of our securities may subject you to tax consequences both in the United States and Canada. This Prospectus or any Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in this Prospectus and in any applicable Prospectus Supplement. See “Certain Income Tax Considerations.”

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely because we are incorporated under the laws of British Columbia, Canada, some of our directors and a majority of our officers are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States and certain of the experts named in this Prospectus are residents of Canada and a substantial portion of our assets are located outside the United States. See “Enforceability of Civil Liabilities.”

Michael Abrams, Daniel Kisner, Frank Karbe and Mark Murray reside outside of Canada. Although Drs. Abrams, Kisner and Murray, and Mr. Karbe, have appointed Farris, Vaughan, Wills & Murphy LLP as their agents for service of process in Canada, it may not be possible for investors to enforce judgements obtained in Canada against Drs. Abrams, Kisner and Murray, and Mr. Karbe.

All shelf information omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the securities to which the Prospectus Supplement pertains. You should read this Prospectus and any applicable Prospectus Supplement before you invest in the securities.

Our business and an investment in the Securities involve significant risks. See “Risk Factors.”

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus. We may sell Securities to or through underwriters, dealers, placement agents or other intermediaries or directly to purchasers through agents. The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 Shelf Distributions, including sales made directly on the TSX, NASDAQ or other existing trading markets for the Securities. The Prospectus Supplement relating to a particular offering of Securities will identify each person who may be deemed to be an underwriter with respect to such offering and will set forth the terms of the offering of such Securities, including, to the extent applicable, the offering price, the proceeds that we will receive, the underwriting discounts or commissions and any other discounts or concessions to be allowed or reallowed to dealers. The managing underwriter or underwriters with respect to Securities sold to or through underwriters will be named in the related Prospectus Supplement. See “Plan of Distribution.”

In connection with any offering of Securities (unless otherwise specified in a Prospectus Supplement), other than an “at-the-market distribution,” the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution.”

You should rely only on the information contained in this Prospectus and any Prospectus Supplement prepared for a particular offering of Securities. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is accurate only as of the date of the Prospectus, regardless of the time of delivery of this Prospectus or of any sale of our Securities.

ii

This Prospectus contains references to both United States dollars and Canadian dollars. All references in this document to “dollars” or “$” are to Canadian dollars unless otherwise indicated. United States dollars are referred to as US$.

Our head office is located at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8. Our registered and records office is located at 700 West Georgia St, 25th Floor, Vancouver, British Columbia, Canada, V7Y 1B3.

iii

As used in this Prospectus, the terms “Tekmira”, the “Company”, “we”, “us”, and “our” refer to Tekmira Pharmaceuticals Corporation, and, unless the context requires otherwise, the subsidiaries through which it conducts business.

PRESENTATION OF FINANCIAL INFORMATION

We prepare our financial statements, which are incorporated by reference in this Prospectus, in accordance with U.S. GAAP. Historically, we prepared our consolidated financial statements in accordance with Canadian generally accepted accounting principles (Canadian GAAP). The Canadian Securities Administrators’ National Instrument 52-107, Acceptable Accounting Principles, Auditing Standards and Reporting Currency, permits Canadian public companies who are also SEC registrants the option of preparing their financial statements under U.S. GAAP. Based on the fact that a number of our peers and collaborators report under U.S. GAAP, we concluded that U.S. GAAP is more relevant to the users of our financial statements than Canadian GAAP. Therefore, effective December 31, 2010, we adopted U.S. GAAP as the reporting standard for our consolidated financial statements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including the documents incorporated by reference herein, contains “forward-looking statements” or “forward-looking information” within the meaning of applicable securities laws (collectively, forward-looking statements). Forward-looking statements are generally identifiable by use of the words “believes,” “may,” “plans,” “will,”

“anticipates,” “intends,” “budgets,” “could,” “estimates,” “expects,” “forecasts,” “projects” and similar expressions that are not based on historical fact or that are predictions of or indicate future events and trends, and the negative of such expressions. Forward-looking statements in this Prospectus, including the documents incorporated by reference, include statements about, among other things:

•

statements about Tekmira’s expected payments from the licensing agreement with Alnylam Pharmaceuticals, Inc. (Alnylam), payments from the U.S. Government Department of Defence (DoD) to develop TKM-Ebola, and any royalty payments from Talon Therapeutics, Inc. (Talon) and cash runway extending into 2015;

•	Tekmira’s plans to advance multiple products into human clinical trials;

•	use of Tekmira’s lipid nanoparticle (LNP) technology by Tekmira’s licensees;

•	expected timing of Phase 2 clinical trials for TKM-PLK1;

•	the development of other product candidates in Tekmira’s pipeline, including the expected timing for the nomination of Tekmira’s next product candidate;

•	the modification request to the existing TKM-Ebola contract with the DoD to integrate recent advancements in LNP formulation and manufacturing technology;

•	expected timing of the completion and submission of the LNP formulation work to the FDA and the initiation of a new Phase 1 clinical trial for TKM-Ebola;

•	the quantum and timing of future milestone and royalty payments expected from the ALN-TTR, ALN-VSP, ALN-PCS and other LNP-enabled product development programs of Alnylam;

•	the timing of an ALN-TTR pivotal or Phase 3 clinical trial;

•	the timing of an ALN-VSP clinical trial in China;

•

Tekmira’s expectations of entering into a cross license agreement with AlCana Technologies, Inc. (AlCana), which includes anticipated milestone and royalty payments and an expected agreement for AlCana not to compete in the RNAi field for five years;

•	Licenses from Alnylam for the discovery, development and commercialization of RNAi products directed to thirteen gene targets;

•	expected royalty payments from commercial sales of products developed by Tekmira partners;

•	Tekmira’s strategy, future operations, clinical trials, prospects and the plans of management;

•	RNAi (ribonucleic acid interference) product development programs; estimates of the number of clinical development programs to be undertaken by Tekmira and its product development partners;

•	selection of additional product candidates;

•	timing of release of clinical data;

•	the effects of Tekmira’s products on the treatment of cancer, infectious disease, alcohol dependence and other diseases;

•	statements and details of the TKM-PLK1 and TKM-Ebola Phase 1 human clinical trials;

•	Tekmira’s expectations with respect to existing and future agreements with third parties; and

•	estimates of the length of time Tekmira’s business will be funded by its anticipated financial resources.

With respect to the forward-looking statements contained in this Prospectus and the documents incorporated by reference herein, Tekmira has made numerous assumptions regarding, among other things: LNP’s status as a leading RNAi delivery technology; the effectiveness of Tekmira’s products as a treatment for cancer, infectious disease, alcohol dependence and other diseases; the developmental milestones and approvals required to trigger funding for TKM-Ebola from the DoD; results in preclinical models are indicative of the potential effect in humans; Tekmira’s research and development capabilities and resources; FDA approval with respect to commencing clinical trials; the timing and obtaining of regulatory approvals for Tekmira’s products; the timing and results of clinical data releases and use of LNP technology by Tekmira’s development partners and licensees; the time required to complete research and product development activities; the timing and quantum of payments to be received under contracts with Tekmira’s partners including Alnylam, Talon, the DoD, and others; Tekmira’s financial position and its ability to execute its business strategy; and Tekmira’s ability to protect its intellectual property rights and not to infringe on the intellectual property rights of others. While Tekmira considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors that could cause Tekmira’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein, including the documents incorporated by reference herein. Known risk factors include, among others:

•	expected further milestone and royalty payments related to the licensing agreement between Tekmira and Alnylam may not be received in the quantum and on the timing currently anticipated, or at all;

•	payments received from Tekmira’s partners, including Alnylam, the DoD, and Talon may not be sufficient to fund Tekmira’s continued business plan as currently anticipated;

•	TKM-PLK1 may never enter into Phase 2 clinical trials;

•	Tekmira may not receive any additional non-exclusive or exclusive licenses from Alnylam to develop RNAi therapeutic products;

•	the possibility that Tekmira does not enter into a cross license agreement with AlCana on a timely basis;

•	Tekmira’s ability to obtain and protect intellectual property rights, and operate without infringing on the intellectual property rights of others;

•	Tekmira’s research and development capabilities and resources will not meet current or expected demand;

•	Tekmira’s development partners and licensees conducting clinical trial, development programs and joint venture strategic alliances will not result in expected results on a timely basis, or at all;

•	anticipated payments under contracts with Tekmira’s collaborative partners may not be received by Tekmira on a timely basis, or at all, or in the quantum expected by Tekmira;

•	Tekmira’s products may not prove to be effective in the treatment of cancer, infectious disease, alcohol dependence or other diseases;

•	the possibility that other organizations have made advancements in RNAi delivery technology that Tekmira is not aware of;

•

the FDA will not approve the commencement of Tekmira’s planned clinical trials or approve the use of Tekmira’s products and generally, difficulties or delays in the progress, timing and results of clinical trials;

•	the FDA may determine that the design and planned analysis of Tekmira’s clinical trials do not adequately address the trial objectives in support of Tekmira’s regulatory submissions;

•	future operating results are uncertain and likely to fluctuate;

•	competition from other pharmaceutical or biotechnology companies;

•	Tekmira’s ability to raise additional financing required to fund further research and development, clinical studies, and obtain regulatory approvals, on commercially acceptable terms or at all;

•	economic and capital market conditions;

•	a pivotal or Phase 3 trial for ALN-TTR may not start as currently anticipated, or at all;

•	a clinical trial for ALN-VSP may not start as currently anticipated, or at all;

•	the U.S. Government may reduce or cancel certain defense spending, including Tekmira’s contract to develop TKM-Ebola;

•

FDA may decide that TKM-Ebola “Animal Rule” data is insufficient for approval and require additional pre-clinical, clinical or other studies, refuse to approve TKM-Ebola, or place restrictions on our ability to commercialize TKM-Ebola;

•	the release of data from the TKM-PLK1 Phase 1 human clinical trials may not occur in the expected timeframe, or at all;

•	the DoD may not accept the modification request to the existing TKM-Ebola to integrate recent advancements in LNP formulation and manufacturing technology;

•

we may not complete the work necessary for the submission of the new LNP formulation for TKM-Ebola to the FDA in the anticipated timeframe, or at all or the FDA may require additional work to be completed in order to implement a new LNP formulation in the TKM-Ebola program;

•	we may not initiate a new TKM-Ebola Phase 1 clinical trial in the anticipated timeframe, or at all;

•	pre-clinical and clinical trials may be more costly or take longer to complete than anticipated;

•	pre-clinical or clinical trials may not generate results that warrant future development of the tested drug candidate;

•	Tekmira may become subject to product liability or other legal claims for which Tekmira has made no accrual in its financial statements and for which Tekmira’s insurance coverage is insufficient;

•	Tekmira’s cash runway may not extend as far as anticipated, and may be substantially less than required to continue current operations; and

•	the possibility that Tekmira has not sufficiently budgeted for expenditures necessary to carry out planned activities.

More detailed information about these and other factors is included in this Prospectus under the sections entitled “Risk Factors” and in the documents incorporated by reference into this Prospectus, including the Company’s annual information form on Form 20-F for the year ended December 31, 2011, which is available at www.sedar.com or at www.sec.gov/edgar.shtml. Although we have attempted to identify factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Forward looking statements are based upon our beliefs, estimates and opinions at the time they are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or circumstances should change, except as required by applicable law. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in Canada. You may obtain copies of the documents incorporated by reference in this Prospectus on request without charge from our Director of Investor Relations and Corporate Communications at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8, telephone: (604) 419-3200, and are also available electronically on SEDAR at www.sedar.com.

The following documents, which we have filed with the various securities commissions or similar authorities in Canada, are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)	our unaudited financial statements for the three and nine month period ended September 30, 2012, as amended and filed on December 18, 2012 on SEDAR;

(b)	our management’s discussion and analysis of financial condition and results of operations dated November 13, 2012 for the three and nine month period ended September 30, 2012, as amended and filed on December 18, 2012 on SEDAR;

(c)	our material change report dated November 22, 2012 regarding the settlement agreement and new license agreement with Alnylam Pharmaceuticals, Inc.;

(d)	our management proxy circular dated May 15, 2012, prepared in connection with the annual meeting of our shareholders held on June 20, 2012;

(e)	our annual information form on Form 20-F dated March 27, 2012 for the fiscal year ended December 31, 2011;

(f)	our audited consolidated balance sheets as at December 31, 2011 and December 31, 2010 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and notes comprising a summary of significant accounting policies and other explanatory information;

(a)	our management’s discussion and analysis of financial condition and results of operations dated March 27, 2012 for the year ended December 31, 2011;

(b)	our material change report dated March 6, 2012 regarding the closing of a private placement of units for gross proceeds of approximately CDN$4.1 million; and,

(c)	our material change report dated January 3, 2012 regarding our securing a US$3.0 million term loan from Silicon Valley Bank.

Any document of the type referred to in Section 11.1 of Form 44-101F1 – Short Form Prospectus Distributions of the Canadian Securities Administrators filed by us with a securities commission or any similar authority in Canada after the date of this Prospectus and during the currency of this Prospectus shall be deemed to be incorporated by reference in this Prospectus. Any such document filed by us with, or furnished by us, to the SEC pursuant to section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the Exchange Act), after the date of the Prospectus shall be deemed to be filed as exhibits to the Registration Statement on Form F-10 of which this Prospectus forms a part (in the case of any Report on Form 6-K, if and to the extent provided in such report).

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon a new annual information form and related audited annual financial statements and management’s discussion and analysis being filed by us with, and where required, accepted by, a securities commission or similar regulatory authority in Canada during the term of this Prospectus, the previous annual information form, the previous audited annual financial statements and related management’s discussion and analysis, all unaudited interim financial statements and related management’s discussion and analysis, material change reports and business acquisition reports filed prior to the commencement of our financial year in which the new annual information form and related audited annual financial statements and management’s discussion and analysis are filed, and including all disclosure in this Prospectus derived from the aforementioned filings, shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon new interim financial statements and related management’s discussion and analysis being filed by us with a securities commission or similar regulatory authority in Canada during the term of this Prospectus, all interim financial statements and related management’s discussion and analysis filed prior to the new interim consolidated financial statements and related management’s discussion and analysis, and including all disclosure in this Prospectus derived from the aforementioned filings shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new management proxy circular relating to an annual meeting of holders of Common Shares being filed by us with a securities commission or similar regulatory authority in Canada during the term of this Prospectus, the information circular for the preceding annual meeting of holders of Common Shares and all disclosure in this Prospectus derived from the information circular for the preceding annual meeting of holders of Common Shares shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We and our wholly-owned subsidiary, Protiva Biotherapeutics, Inc. (Protiva), are each incorporated under the laws of the Province of British Columbia, Canada, and a substantial portion of our assets are located outside the United States. In addition, some of our directors and a majority of our officers are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. Additionally, it may not be possible for you to enforce judgments obtained in United States courts based upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States. In addition, there is doubt as to whether an original action could be brought in Canada against us or our directors or officers based solely upon United States federal or state securities laws and as to the enforceability in Canadian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of United States federal or state securities laws.

We filed with the SEC, concurrently with our Registration Statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed National Registered Agents, Inc. as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of Securities under the Registration Statement, of which this Prospectus forms a part.

CURRENCY AND EXCHANGE RATES

We use the Canadian dollar as our reporting currency. In this Prospectus, unless stated otherwise or the context requires, all dollar amounts are expressed in Canadian dollars. All references to “$” or “dollars” are to the lawful currency of Canada and all references to “US$” are to the lawful currency of the United States. In this Prospectus, where applicable, and unless otherwise indicated, amounts are converted from United States dollars to Canadian dollars and vice versa by applying the noon rate of exchange for conversion of one Canadian dollar to United States dollars as reported by the Bank of Canada on January 15, 2013.

The following table sets forth: (i) the rates of exchange for Canadian dollars, expressed in U.S. dollars, in effect at the end of the periods indicated; (ii) the average rates of exchange in effect during such periods; (iii) the high rates of exchange in effect during such periods; and (iv) the low rates of exchange in effect during such periods, such rates, in each case, based on the applicable noon rates of exchange for conversion of one Canadian dollar to United States dollars as reported by the Bank of Canada.

	Year Ended December 31,
	2012	2011	2010
Period end	$1.0051	$0.9833	$1.0054
Average	$1.0004	$1.0111	$0.9709
High	$1.0299	$1.0583	$1.0054
Low	$0.9599	$0.9430	$0.9278

On January 15, 2013, the noon exchange rate quoted by the Bank of Canada for conversion of one Canadian dollar to United States dollars was $1.00 = US$1.0164.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a Registration Statement on Form F-10, of which this Prospectus forms a part, with the SEC. This Prospectus does not contain all the information included in the Registration Statement. For further information about us and the Securities, please refer to the Registration Statement, including the exhibits to the Registration Statement.

We are a “foreign private issuer” as defined under United States securities laws, and, as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act to which domestic United States issuers are subject. In addition, as a foreign private issuer we are exempt from the proxy solicitation rules under the Exchange Act. Furthermore, the insider reporting and short-profit provisions under Section 16 of the Exchange Act are not applicable to us. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell our Common Shares, as the reporting periods under the corresponding Canadian insider reporting requirements are longer.

The reports and other information filed and furnished by us with the SEC can be inspected on the SEC’s website at www.sec.gov/edgar.shtml and such information can also be inspected and copies ordered at the public reference facilities maintained by the SEC at the following location: 100 F Street NE, Washington, D.C. 20549. You can also obtain copies of reports and other information that we file with the Canadian provincial securities commissions, which is available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC’s electronic document gathering and retrieval system.

TEKMIRA PHARMACEUTICALS CORPORATION

This summary does not contain all the information about Tekmira Pharmaceuticals Corporation that may be important to you. You should read the more detailed information and financial statements and related notes that are incorporated by reference into and are considered to be a part of this Prospectus.

Tekmira was incorporated under the Business Corporations Act (British Columbia) (the BCBCA), on October 6, 2005 and commenced active business on April 30, 2007 when Tekmira and its parent company, Inex Pharmaceuticals Corporation (Inex), were reorganized under a statutory plan of arrangement completed under the provisions of the BCBCA. The reorganization saw Inex’s entire business transferred to and continued by Tekmira.

Our head office is located at 100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada, V5J 5J8. Our registered and records office is located at 700 West Georgia St, 25th Floor, Vancouver, British Columbia, Canada, V7Y 1B3.

OUR BUSINESS

Tekmira is a biopharmaceutical company focused on advancing novel RNA interference (RNAi) therapeutics and providing its leading lipid nanoparticle (LNP) delivery technology to pharmaceutical partners.

Technology, product development and licensing agreements

Our therapeutic product pipeline consists of products being developed internally with our research and development resources. We also support the development of our partners’ products and are developing an Ebola antiviral product, called TKM-Ebola, under a Transformational Medical Technologies (TMT) contract with the United States Government Department of Defense (DoD). Our focus is on advancing products that utilize our proprietary LNP technology for the delivery of small interfering RNA (siRNA), multivalent RNA (MV-RNA), or Unlocked Nucleobase Analogs (UNA). These therapeutic products are intended to treat diseases through a process known as RNA interference, which prevents the production of disease associated proteins. We have rights under the RNAi intellectual property of Alnylam Pharmaceuticals, Inc. (Alnylam) to develop thirteen RNAi therapeutic products. In addition, we have exclusive access to use MV-RNA technology from Halo-Bio RNAi Therapeutics, Inc. (Halo) and non-exclusive access to use UNAs from Marina Biotech, Inc. (Marina) for the development of RNAi therapeutic products.

In the field of RNAi therapeutics, we have licensed our LNP delivery technology to Alnylam and Merck & Co., Inc. (Merck), and Alnylam has provided certain access to our LNP delivery technology to some of its partners. In addition, we have ongoing research relationships with Bristol-Myers Squibb Company, the United States National Cancer Institute, the U.S. Government, through their TMT program, and other undisclosed pharmaceutical and biotechnology companies. Outside the field of RNAi, we have legacy licensing agreements with Talon Therapeutics, Inc. (Talon) and Aradigm Corporation (Aradigm).

Internal Product Candidates

TKM-PLK1

Our lead oncology product candidate, TKM-PLK1, has been shown in preclinical animal studies to selectively kill cancer cells, while sparing normal cells in adjacent healthy tissue. TKM-PLK1 targets PLK1 (polo-like kinase 1), a protein involved in tumor cell proliferation and a validated oncology target. Inhibition of PLK1 expression prevents the tumor cell from completing cell division, resulting in cell cycle arrest and death of the cancer cell. TKM-PLK1 is currently in a Phase 1 clinical trial being conducted at medical centers in the United States. The Phase 1 trial is an open label, multi-dose, dose escalation study designed to evaluate the safety, tolerability and pharmacokinetics of TKM-PLK1 as well as determining the maximum tolerated dose. The trial is enrolling patients with advanced solid tumors. Secondary objectives of the trial are to measure tumor response and the pharmacodynamic effects of TKM-PLK1 in patients providing biopsies.

On August 14, 2012, we released interim results from the TKM-PLK1 Phase 1 study, which employs a unique LNP developed for oncology applications, showing that TKM-PLK1 was generally well tolerated. TKM-PLK1 has shown drug activity to date, including one patient with a partial response and another patient who attained stable disease. Once complete, results from the Phase 1 clinical trial, including additional measures of drug activity, will be presented at a forthcoming scientific meeting. Tekmira anticipates initiating a Phase 2 clinical trial in the second half of 2013.

TKM-Ebola

For many years, the Zaire strain of Ebola virus (ZEBOV) has been associated with periodic outbreaks of hemorrhagic fever in human populations with mortality rates reaching 90%. There are no approved treatments for Ebola or other hemorrhagic fever viruses. On July 14, 2010, we signed a contract with the DoD to advance an RNAi therapeutic utilizing our LNP technology to treat Ebola virus infection. The initial funding for the development of TKM-Ebola includes completion of preclinical development, filing an IND application with the FDA and the completion of a Phase 1 human safety clinical trial. Under the contract we invoice the DoD for direct labor, third party costs and an apportionment of overheads plus an incentive fee. The funding is paid through monthly reimbursements, and the DoD has the ability to cancel at any time.

In November 2012, we disclosed that we have submitted a modification request to the existing contract to the DoD in order to integrate recent advancements in LNP formulation and manufacturing technology in the TKM-Ebola development program. Tekmira has initiated pre-clinical and chemistry, manufacturing and control studies that support the use of these improvements in the program. This development strategy will be accommodated by modifications to the existing contract, allowing both Tekmira and TMT to benefit from the significant advancements in LNP formulation technology made by Tekmira since the commencement of the TMT-funded program in July 2010. It is expected that the LNP formulation work will be completed and submitted to the FDA in the second half of 2013 in order to initiate a new Phase 1 clinical trial.

Other Preclinical Candidates

We have a number of other preclinical candidates in our pipeline addressing a wide range of therapeutic needs such as alcohol dependence and additional oncology targets. We intend to continue to generate data to support the advancement of the most promising of these targets, and we expect to be in a position to nominate our next product candidate for development in the first half of 2013.

Partners’ Product Candidates

Alnylam is developing LNP-enabled products, including ALN-TTR, ALN-VSP, and ALN-PCS, which are in various phases of clinical development. We are entitled to receive certain milestone payments and will receive royalty payments based on the commercial sales of these products. Refer to the “Recent Developments” section for a more detailed discussion of our licensing agreement with Alnylam.

Talon is developing targeted chemotherapy products under a legacy license agreement entered into in May 2006. Marqibo (Optisomal Vincristine), Alocrest (Optisomal Vinorelbine) and Brakiva (Optisomal Topotecan), products originally developed by us, have been exclusively licensed to Talon. Talon has agreed to pay us milestones and royalties and is responsible for all future development and future expenses. In October 2012, we received a US$1.0 million milestone payment based on the FDA accelerated approval of Marqibo in August 2012 and will receive royalty payments based on Marqibo’s commercial sales, which are expected to start in 2013.

Under a legacy licensing agreement with Aradigm, we are entitled to certain milestone payments for each disease indication, to a maximum of two, pursued by Aradigm using our technology. In addition, we are entitled to royalties on any product revenue.

RECENT DEVELOPMENTS

Alnylam settlement and license agreement

On November 12, 2012, we entered into an agreement to settle all litigation between Tekmira and Alnylam and AlCana Technologies, Inc. (AlCana), and we also entered into a new licensing agreement with Alnylam that replaces all earlier licensing, cross-licensing, collaboration, and manufacturing agreements. Tekmira expects to enter into a separate cross-license agreement with AlCana that will include milestone and royalty payments.

As a result of the new Alnylam license agreement, Tekmira received US$65 million in cash in November. This includes US$30 million associated with the termination of the manufacturing agreement and US$35 million associated with the termination of the previous license agreements, as well as a reduction of the milestone and royalty schedules associated with Alnylam's ALN-VSP, ALN-PCS, and ALN-TTR programs. Of the US$65 million received from Alnylam, US$18.7 million was subsequently paid by us to our lead legal counsel representing us in the lawsuit against Alnylam and AlCana, in satisfaction of the contingent obligation owed to that counsel. We are also eligible to receive an additional US$10 million in near-term milestones, comprised of a US$5 million payment upon ALN-TTR entering a pivotal trial and a US$5 million payment related to initiation of clinical trials for ALN-VSP in China. Both near-term milestones are expected to occur in 2013. In addition, Alnylam has transferred all agreed upon patents and patent applications related to LNP technology for the systemic delivery of RNAi therapeutic products, including the MC3 lipid family, to Tekmira and we will own and control prosecution of this intellectual property portfolio. Tekmira is the only company able to sublicense LNP intellectual property in future platform-type relationships. Alnylam has a license to use Tekmira’s intellectual property to develop and commercialize products and may only sublicense Tekmira’s LNP technology to its partners if it is part of a product sublicense. Alnylam will pay Tekmira milestones and single-digit percentage royalties as Alnylam’s LNP-enabled products are developed and commercialized.

The licensing agreement with Alnylam also grants us intellectual property rights to develop our own proprietary RNAi therapeutics. Alnylam has granted us a worldwide license for the discovery, development and commercialization of

RNAi products directed to thirteen gene targets – three exclusive and ten non-exclusive licenses – provided that they are not subject to a binding contractual obligation to a third party by Alnylam, or subject to an active internal development program by Alnylam. Licenses for five of the ten non-exclusive targets – ApoB, PLK1, Ebola, WEE1, and CSN5 – have already been granted, along with an additional license for ALDH2, which has been granted on an exclusive basis. In consideration for this license, we have agreed to pay single-digit percentage royalties to Alnylam on product sales and have milestone obligations of up to US$8.5 million on the non-exclusive licenses (with the exception of TKM-Ebola, which has no milestone obligations). Alnylam no longer has “opt-in” rights to Tekmira’s lead oncology product, TKM-PLK1, so we now hold all development and commercialization rights related to TKM-PLK1. We will have no milestone obligations on the three exclusive licenses.

Tekmira and AlCana have agreed to settle all on-going litigation between the parties. Tekmira and AlCana have entered into a binding term sheet, which outlines a cross-license agreement that will include milestone and royalty payments, and AlCana has agreed not to compete in the RNAi field for five years.

On November 29, 2012, Tekmira disclosed that it had obtained a worldwide, non-exclusive license to a novel RNAi payload technology called Unlocked Nucleobase Analog from Marina for the development of RNAi therapeutics. UNA technology can be used in the development of RNAi therapeutics, which treat disease by silencing specific disease causing genes. UNAs can be incorporated into RNAi drugs and have the potential to improve them by increasing their stability and reducing off-target effects.

RISK FACTORS

The purchase of Securities offered under this Prospectus involves risks that prospective purchasers should take into consideration when making a decision to purchase such Securities. Investors should carefully consider the risks described below, together with all of the other information included in this Prospectus and the documents incorporated by reference into this Prospectus, before making an investment decision. This discussion of risk factors will be updated from time to time in our subsequent filings with the Canadian securities regulatory authorities, including in subsequent annual and quarterly management’s discussion and analysis and annual information forms. If any of the following risks actually occurs or materializes, our business, financial condition or results of operations could be adversely affected, even materially adversely affected. In such an event, the trading price of our Securities could decline and you may lose part or all of your investment. You should not consider an investment in our Securities unless you are capable of sustaining an economic loss of the entire investment.

Risks Related to Our Business

We are in the early stages of our development and because we have a short development history with ribonucleic acid interference (RNAi), there is a limited amount of information about us upon which you can evaluate our RNAi business and prospects.

We have not begun to market or generate revenues from the commercialization of any RNAi products. We have only a limited history upon which one can evaluate our RNAi business and prospects as our RNAi therapeutic products are still at an early stage of development and thus we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical area. For example, to execute our business plan, we will need to successfully:

•	execute product development activities using an unproven technology;

•	build, maintain and protect a strong intellectual property portfolio;

•	gain acceptance for the development and commercialization of any product we develop;

•	develop and maintain successful strategic relationships; and

•

manage our spending and cash requirements as our expenses are expected to increase due to research and preclinical work, clinical trials, regulatory approvals, and commercialization and maintaining our intellectual property portfolio.

If we are unsuccessful in accomplishing these objectives, we may not be able to develop products, raise capital, expand our business or continue our operations.

The approach we are taking to discover and develop novel drug products is unproven and may never lead to marketable drug products.

We intend to concentrate our internal research and development efforts in the future on RNAi technology, and our future success depends in part on the successful development of RNAi technology and products based on RNAi technology. While RNAi technology is based on a naturally occurring process that takes place inside cells, which can suppress the production of specific proteins, and has the potential to generate therapeutic drugs that take advantage of that process, neither we nor any other company has received regulatory approval to market a therapeutic product based on RNAi technology. The scientific discoveries that form the basis for our efforts to discover and develop new products are relatively new. While there are a number of RNAi therapeutics in development, very few product candidates based on these discoveries have ever been tested in humans and there can be no assurance that any RNAi therapeutic product will be approved for commercial use.

Further, our focus solely on RNAi technology for developing products, as opposed to multiple, more proven technologies for product development, increases our risks. If we are not successful in developing a product candidate using RNAi technology, we may be required to change the scope and direction of our product development activities. In that case, we may not be able to identify and implement successfully an alternative product development strategy.

Risks Related to Our Financial Results and Need for Financing

We will require substantial additional capital to fund our operations. If additional capital is not available, we may need to delay, limit or eliminate our research, development and commercialization processes and may need to undertake a restructuring.

At September 30, 2012 we had $5.1 million in working capital excluding warrants, deferred revenue and deferred expense balances. We believe that our current funds on hand, including the funds received from Alnylam in November 2012 (net of fees paid to our litigation counsel), plus funds expected to be received from Alnylam, Talon and the U.S. Government will be sufficient to continue our product development into 2015. Within the next several years, substantial additional funds will be required to continue with the active development of our pipeline products and technologies. In particular, our funding needs may vary depending on a number of factors including:

•	revenues earned from our partners, including Alnylam and Talon;

•	revenues earned from our U.S. Government contract to develop TKM-Ebola;

•	the extent to which we continue the development of our product candidates or form collaborative relationships to advance our products;

•	our decisions to in-license or acquire additional products or technology for development, in particular for our RNAi therapeutics programs;

•	our ability to attract and retain corporate partners, and their effectiveness in carrying out the development and ultimate commercialization of our product candidates;

•	whether batches of drugs that we manufacture fail to meet specifications resulting in delays and investigational and remanufacturing costs;

•	the decisions, and the timing of decisions, made by health regulatory agencies regarding our technology and products;

•	competing technological and market developments; and

•	prosecuting and enforcing our patent claims and other intellectual property rights.

We will seek to obtain funding to maintain and advance our business from a variety of sources including public or private equity or debt financing, collaborative arrangements with pharmaceutical and biotechnology companies and government grants and contracts. There can be no assurance that funding will be available at all or on acceptable terms to permit further development of our products especially in light of the current difficult climate for investment in early stage biotechnology companies.

If adequate funding is not available, we may be required to delay, reduce or eliminate one or more of our research or development programs or reduce expenses associated with non-core activities. We may need to obtain funds through arrangements with collaborators or others that may require us to relinquish most or all of our rights to product candidates at an earlier stage of development or on less favorable terms than we would otherwise seek if we were better funded. Insufficient financing may also mean failing to prosecute our patents or relinquishing rights to some of our technologies that we would otherwise develop or commercialize.

We have incurred losses in nearly every year since our inception and we anticipate that we will not achieve sustained profits for the foreseeable future. To date, we have had no product revenues.

With the exception of the year ended December 31, 2006, we have incurred losses each fiscal year since inception until December 31, 2011 and have not received any revenues other than from research and development collaborations, license fees and milestone payments. From inception to September 30, 2012, we have an accumulated net deficit of $267.4 million. As we continue our research and development and clinical trials and seek regulatory approval for the sale of our product candidates, we do not expect to attain sustained profitability for the foreseeable future. We do not expect to achieve sustained profits until such time as strategic alliance payments, product sales and royalty payments, if any, generate sufficient revenues to fund our continuing operations. We cannot predict if we will ever achieve profitability and, if we do, we may not be able to remain consistently profitable or increase our profitability.

Risks Related to Our Dependence on Third Parties

We expect to depend on new and existing partners, including Alnylam and the DoD, for a significant portion of our revenues to develop, conduct clinical trials with, obtain regulatory approvals for, and manufacture, market and sell some of our product candidates. If these partnerships are unsuccessful, our business could be adversely affected.

We expect that we will depend in part on Alnylam, Talon and the DoD to provide revenue to fund our operations, especially in the near term. Alnylam and the DoD represented 10% and 76%, respectively, of our operating revenue for the nine month period ended September 30, 2012. Furthermore, our strategy is to enter into various additional arrangements with corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, manufacturing, marketing and commercialization of our products. We may be unable to continue to establish such collaborations, and any collaborative arrangements we do establish may be unsuccessful.

Should any collaborative partner fail to develop or ultimately successfully commercialize any of the products to which it has obtained rights, our business may be adversely affected. In addition, once initiated, there can be no assurance that any of these collaborations will be continued or result in successfully commercialized products. Failure of a collaborative partner to continue funding any particular program could delay or halt the development or commercialization of any products arising out of such program. In addition, there can be no assurance that the collaborative partners will not pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases targeted by our programs.

We expect the DoD to fund our TKM-Ebola program through to completion of a Phase 1 human safety clinical trial and possibly beyond that to FDA drug approval. The quantum and timing of funding may not be what we have projected and the DoD could cancel this funding at any time.

The contract we signed with the DoD on July 14, 2010 is for funding of up to US$34.7 million for our TKM-Ebola program through to the completion of a Phase 1 human safety clinical trial and certain manufacturing objectives. The DoD may later extend the contract to cover the entire TKM-Ebola program through to FDA drug approval. Tekmira has submitted a modification request to the existing contract to the DoD in order to integrate recent advancements in LNP formulation and manufacturing technology in the TKM-Ebola development program. There is a risk that we may not complete the work necessary for the submission of the new LNP formulation for TKM-Ebola to the FDA in the anticipate timeframe, or at all or the FDA may require additional work to be completed in order to implement a new LNP formulation in the TKM-Ebola program.

This is our first DoD contract of any notable size. Our lack of experience in dealing with the DoD brings uncertainty into our cash flow projections and uncertainty into our ability to execute the contract within DoD requirements. Furthermore, there is inherent risk in projecting cash flows years ahead for such a complex program. The quantum and timing of funding for the TKM-Ebola program may not be what we have projected and under the terms of the contract or the proposed modification to the contract and the DoD could cancel or suspend this funding, which is paid through monthly reimbursements, at any time.

We rely on third parties to conduct our clinical trials, and if they fail to fulfill their obligations, our development plans may be adversely affected.

We rely on independent clinical investigators, contract research organizations and other third-party service providers to assist us in managing, monitoring and otherwise carrying out our clinical trials. We have contracted with, and we plan to continue to contract with, certain third parties to provide certain services, including site selection, enrolment, monitoring and data management services. Although we depend heavily on these parties, we do not control them and therefore, we cannot be assured that these third parties will adequately perform all of their contractual obligations to us. If our third-party service providers cannot adequately fulfill their obligations to us on a timely and satisfactory basis or if the quality or accuracy of our clinical trial data is compromised due to failure to adhere to our protocols or regulatory requirements, or if such third parties otherwise fail to meet deadlines, our development plans may be delayed or terminated.

We have no sales, marketing or distribution experience and would have to invest significant financial and management resources to establish these capabilities.

We have no sales, marketing or distribution experience. We currently expect to rely heavily on third parties to launch and market certain of our products, if approved. However, if we elect to develop internal sales, distribution and marketing capabilities, we will need to invest significant financial and management resources. For products where we decide to perform sales, marketing and distribution functions ourselves, we could face a number of additional risks, including:

•	we may not be able to attract and build a significant marketing or sales force;

•	the cost of establishing a marketing or sales force may not be justifiable in light of the revenues generated by any particular product; and

•	our direct sales and marketing efforts may not be successful.

If we are unable to develop our own sales, marketing and distribution capabilities, we will not be able to successfully commercialize our products, if approved, without reliance on third parties.

We will rely on third-party manufacturers to manufacture our products (if approved) in commercial quantities, which could delay, prevent or increase the costs associated with the future commercialization of our products.

Our product candidates have not yet been manufactured for commercial use. If any of our product candidates becomes approved for commercial sale, in order to supply our or our collaborators’ commercial requirements for such an approved product, we will need to establish third-party manufacturing capacity. Any third-party manufacturing partner may be required to fund capital improvements to support the scale-up of manufacturing and related activities. The third-party manufacturer may not be able to establish scaled manufacturing capacity for an approved product in a timely or economic manner, if at all. If a manufacturer is unable to provide commercial quantities of such an approved product, we will have to successfully transfer manufacturing technology to a new manufacturer. Engaging a new manufacturer for such an approved product could require us to conduct comparative studies or utilize other means to determine bioequivalence of the new and prior manufacturers’ products, which could delay or prevent our ability to commercialize such an approved product. If any of these manufacturers is unable or unwilling to increase its manufacturing capacity or if we are unable to establish alternative arrangements on a timely basis or on acceptable terms, the development and commercialization of such an approved product may be delayed or there may be a shortage in supply. Any inability to manufacture our products in sufficient quantities when needed would seriously harm our business.

Manufacturers of our approved products, if any, must comply with current good manufacturing practices (cGMP) requirements enforced by the FDA and Health Canada through facilities inspection programs. These requirements include quality control, quality assurance, and the maintenance of records and documentation. Manufacturers of our approved products, if any, may be unable to comply with these cGMP requirements and with other FDA, Health Canada, state, and foreign regulatory requirements. We have little control over our manufacturers’ compliance with these regulations and standards. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any quantities supplied is compromised due to our manufacturer’s failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our products, which would seriously harm our business.

Risks Related to Managing Our Operations

We depend upon certain members of our management and scientific staff. The loss of services of one or more of these staff members could adversely affect us.

We depend upon our senior executive officers as well as key scientific, management and other personnel. The competition for qualified personnel in the biotechnology field is intense. We rely heavily on our ability to attract and retain qualified managerial, scientific and technical personnel. While we currently have employment contracts with our key personnel and are not aware that any are planning to leave or retire, we may not be able to successfully attract and retain skilled and experienced personnel in the future. In particular, we rely on our President and Chief Executive Officer, Mark J. Murray, Ph.D., and our Executive Vice President and Chief Science Officer, Ian MacLachlan, Ph.D. Dr. Murray has over 20 years of experience in both the R&D and business development and management facets of the biotechnology industry and Dr. MacLachlan has been active in molecular therapeutics for more than a decade. If we were to lose either of their services, our ability to develop our technology, add to our pipeline, advance our product candidates and manage our operations and relationships with third parties would be adversely affected.

We may have difficulty managing our growth and expanding our operations successfully as we seek to evolve from a company primarily involved in discovery and preclinical testing into one that develops products through clinical development and commercialization.

As product candidates we develop enter and advance through clinical trials, we will need to expand our development, regulatory, manufacturing, clinical and medical capabilities or contract with other organizations to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various collaborators, suppliers and other organizations. Our ability to manage our operations and growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems or controls.

We could face liability from our controlled use of hazardous and radioactive materials in our research and development processes.

We use certain radioactive materials, biological materials and chemicals, including organic solvents, acids and gases stored under pressure, in our research and development activities. Our use of radioactive materials is regulated by the Canadian Nuclear Safety Commission for the possession, transfer, import, export, use, storage, handling and disposal of radioactive materials. Our use of biological materials and chemicals, including the use, manufacture, storage, handling and disposal of such materials and certain waste products is regulated by a number of federal, provincial and local laws and regulations. Although we believe that our safety procedures for handling such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources. We are not specifically insured with respect to this liability.

Our business and operations could suffer in the event of information technology system failures.

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. Such events could cause interruption of our operations. For example, the loss of pre-clinical trial data or data from completed or ongoing clinical trials for our product candidates could result in delays in our regulatory filings and development efforts and significantly increase our costs. To the extent that any disruption or security breach were to result in a loss of or damage to our data, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the development of our product candidates could be delayed.

Our independent auditors have not assessed our internal control over financial reporting. If our internal control over financial reporting is not effective, it could have a material adverse effect on our stock price and our ability to raise capital.

Our management has evaluated, and provided a report with respect to, the effectiveness of our internal control over financial reporting as of December 31, 2011. However, because we are a “non-accelerated filer” within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, our independent auditors are not required to assess our internal control over financial reporting or to provide a report thereon. Although our management has determined that our internal control over financial reporting was effective as of the evaluation date, there can be no assurance that our independent auditors would agree with our management’s conclusion. Furthermore, if our market capitalization, excluding affiliated stockholders, at June 30 of any fiscal year is greater than US$75 million, then we will be required to obtain independent auditor certification on the adequacy of our internal control over financial reporting for that fiscal year. If our internal control over financial reporting is determined in the future to not be effective, whether by our management or by our independent auditors, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could materially adversely affect our stock price and our ability to raise capital necessary to operate our business. In addition, we may be required to incur costs in improving our internal control system and hiring additional personnel.

Risks Related to Our Industry

Risks Related to Development, Clinical Testing and Regulatory Approval of Our Product Candidates

The manufacture and sale of human therapeutic products are governed by a variety of statutes and regulations. There can be no assurance that our product candidates will obtain regulatory approval.

To obtain marketing approval, U.S. and Canadian laws require:

•	controlled research and human clinical testing;

•	establishment of the safety and efficacy of the product for each use sought;

•	government review and approval of a submission containing manufacturing, pre-clinical and clinical data;

•	adherence to Good Manufacturing Practice Regulations during production and storage; and

•	control of marketing activities, including advertising and labelling.

The product candidates we currently have under development will require significant development, pre-clinical and clinical testing and investment of significant funds before their commercialization. Some of our product candidates, if approved, will require the completion of post-market studies. There can be no assurance that such products will be developed. The process of completing clinical testing and obtaining required approvals is likely to take a number of years and require the use of substantial resources. If we fail to obtain regulatory approvals, our operations will be adversely affected. Further, there can be no assurance that product candidates employing a new technology will be shown to be safe and effective in clinical trials or receive applicable regulatory approvals.

Other markets have regulations and restrictions similar to those in the U.S. and Canada. Investors should be aware of the risks, problems, delays, expenses and difficulties which we may encounter in view of the extensive regulatory environment which affects our business in any jurisdiction where we develop product candidates.

If testing of a particular product candidate does not yield successful results, then we will be unable to commercialize that product candidate.

We must demonstrate our product candidates’ safety and efficacy in humans through extensive clinical testing. Our research and development programs are at an early stage of development. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of any products, including the following:

•	the results of pre-clinical studies may be inconclusive, or they may not be indicative of results that will be obtained in human clinical trials;

•	safety and efficacy results attained in early human clinical trials may not be indicative of results that are obtained in later clinical trials;

•	after reviewing test results, we or our collaborators may abandon projects that we might previously have believed to be promising;

•	we, our collaborators or regulators, may suspend or terminate clinical trials because the participating subjects or patients are being exposed to unacceptable health risks; and

•	our product candidates may not have the desired effects or may include undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved.

Clinical testing is very expensive, can take many years, and the outcome is uncertain. The data collected from our clinical trials may not be sufficient to support approval of our product candidates by the regulatory authorities. The clinical trials of our product candidates may not be completed on schedule, and the regulatory authorities may not ultimately approve any of our product candidates for commercial sale. If we fail to adequately demonstrate the safety and efficacy of a product candidate, this would delay or prevent regulatory approval of the product candidate, which could prevent us from achieving profitability.

It may take us longer than we are currently projecting to complete our clinical trials, and we may not be able to complete them at all.

Although for planning purposes we project the commencement, continuation and completion of our clinical trials, a number of factors, including scheduling conflicts with participating clinicians and clinical institutions, and difficulties in identifying or enrolling patients who meet trial eligibility criteria, may cause significant delays. We may not commence or complete clinical trials involving any of our product candidates as projected or may not conduct them successfully.

We rely on academic institutions, hospitals, medical clinics and/or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our product candidates. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. If we fail to commence or complete, or if we experience delays in, any of our planned clinical trials, our ability to conduct business as currently planned could be harmed.

Even if we achieve regulatory approval, future regulatory reviews or inspections may result in the suspension or withdrawal of one or more of our products, closure of a facility or enforcement of substantial fines.

If regulatory approval to sell any of our product candidates is received, regulatory agencies may, nevertheless, limit the categories of patients who can use them. In addition, regulatory agencies subject a marketed product, its manufacture and the manufacturers’ facilities to continual review and periodic inspection. If previously unknown problems with a product or manufacturing and laboratory facility are discovered or we fail to comply with applicable regulatory approval requirements, a regulatory agency may impose restrictions on that product or on us. The agency may require the withdrawal of the product from the market, closure of the facility or enforcement of substantial fines.

Our ability to successfully commercialize human therapeutic products may depend in part on reimbursement for the cost of such products and related treatments from government health administration authorities, private health coverage insurers and other organizations.

Third-party payers are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and adequate third-party coverage may not be available to establish price levels sufficient for us to realize an appropriate return on our investment in product development. When we partner our product candidates we will typically be relying on that partner to obtain cost reimbursement from third parties for the product candidate.

Product candidates we develop, if approved for marketing, may be slow to achieve market acceptance or gain market acceptance at all.

The product candidates that we are trying to develop will compete with a number of drugs and therapies currently on the market, as well as products currently under development. The rate and degree of market acceptance of our products will depend on a number of factors, including the establishment and demonstration in the medical community of the clinical efficacy and safety of our products and their potential advantage over alternative treatments. There is no assurance that physicians, patients or the medical community in general will accept and utilize any products that we may develop.

We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.

The use of our product candidates in clinical trials and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health-care providers, pharmaceutical companies, or others selling our products. If we cannot successfully defend ourselves against these claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for our product candidates;

•	impairment of our business reputation;

•	withdrawal of clinical trial participants;

•	costs of related litigation;

•	substantial monetary awards to patients or other claimants;

•	loss of revenues; and

•	the inability to commercialize our product candidates.

Although we currently have product liability insurance coverage for our clinical trials for expenses or losses, our insurance coverage is limited to US$10 million per occurrence, and US$10 million in the aggregate, and may not reimburse us or may not be sufficient to reimburse us for any or all expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our product candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our stock price to fall and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

The Animal Rule is a new and seldom-used approach to seeking approval of a new drug, and our TKM-Ebola program may not meet the requirements for this path to regulatory approval.

We plan to develop the TKM-Ebola therapeutic product candidate to treat Ebola virus using the “Animal Rule” regulatory mechanism. Pursuant to the Animal Rule, we must demonstrate efficacy in animal models and safety in humans. There is no guarantee that the FDA will agree to this approach to the development of TKM-Ebola, considering that no validated animal model has been established as predicting human outcomes in the prevention or treatment of the Ebola virus. The FDA may decide that our data are insufficient for approval and require additional pre-clinical, clinical, or other studies, or refuse to approve our products, or place restrictions on our ability to commercialize those products. Animal models represent, at best, a rough approximation of efficacy in humans, and, as such, countermeasures developed using animal models will be untested until their use in humans during an emergency.

Risks Related to Patents, Licenses and Trade Secrets

Other companies or organizations may assert patent rights that prevent us from developing or commercializing our products.

RNA interference is a relatively new scientific field that has generated many different patent applications from organizations and individuals seeking to obtain patents in the field. These applications claim many different methods, compositions and processes relating to the discovery, development and commercialization of RNAi therapeutic products. Because the field is so new, very few of these patent applications have been fully processed by government patent offices around the world, and there is a great deal of uncertainty about which patents will be issued, when, to whom, and with what claims. It is likely that there could be litigation and other proceedings, such as interference and opposition proceedings in various patent offices, relating to patent rights in the RNAi field.

In addition, there are many issued and pending patents that claim aspects of siRNA chemistry technology that we may need to apply to our product candidates. There are also many issued patents that claim genes or portions of genes that may be relevant for siRNA drug products we wish to develop. Thus, it is possible that one or more organizations will hold patent rights to which we will need a license. If those organizations refuse to grant us a license to such patent rights on reasonable terms, we will not be able to market products or perform research and development or other activities covered by these patents.

Our patents and patent applications may be challenged and may be found to be invalid, which could adversely affect our business.

Certain Canadian, U.S. and international patents and patent applications we own involve complex legal and factual questions for which important legal principles are largely unresolved. For example, no consistent policy has emerged for the breadth of biotechnology patent claims that are granted by the U.S. Patent and Trademark Office or enforced by the U.S. federal courts. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. Also, we face the following intellectual property risks:

•	some or all patent applications may not result in the issuance of a patent;

•	patents issued may not provide the holder with any competitive advantages;

•	patents could be challenged by third parties;

•	the patents of others, including Alnylam, could impede our ability to do business;

•	competitors may find ways to design around our patents; and

•	competitors could independently develop products which duplicate our products.

A number of industry competitors and institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to or affect our business. Some of these technologies, applications or patents may conflict with our technologies or patent applications. Such conflict could limit the scope of the patents, if any, that we may be able to obtain or result in the denial of our patent applications. In addition, if patents that cover our activities are issued to other companies, there can be no assurance that we would be able to obtain licenses to these patents at a reasonable cost or be able to develop or obtain alternative technology. If we do not obtain such licenses, we could encounter delays in the introduction of products, or could find that the development, manufacture or sale of products requiring such licenses is prohibited. In addition, we could incur substantial costs in defending patent infringement suits brought against us or in filing suits against others to have such patents declared invalid. As publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain we or any licensor was the first creator of inventions covered by pending patent applications or that we or such licensor was the first to file patent applications for such inventions. Any future proceedings could result in substantial costs, even if the eventual outcomes are favorable. There can be no assurance that our patents, if issued, will be held valid or enforceable by a court or that a competitor’s technology or product would be found to infringe such patents.

Our business depends on our ability to use RNAi technology that we have licensed or will in the future license from third parties, including Alnylam, University of British Columbia (UBC), AlCana, Halo, and Marina, and, if these licenses were terminated or if we were unable to license additional technology that we may need in the future, our business will be adversely affected.

We currently hold licenses for certain technologies that are or may be applicable to our current and subsequent product candidates. These include a license to core siRNA patents held or applied for by Alnylam; a license to MV-RNA technology from Halo and a license to UNA technology from Marina. The licenses are subject to termination in the event of a breach by us of the license, if we fail to cure the breach following notice and the passage of a cure period. The UBC license, which is sublicensed to Alnylam, is subject to termination with respect to one or more particular patents if we and Alnylam were to cease patent prosecution or maintenance activities with respect to such patent(s), or in the event of a breach by us of the license, if we fail to cure the breach following notice and the passage of a cure period. There can be no assurance that these licenses will not be terminated. We may need to acquire additional licenses in the future to technologies developed by others, including Alnylam. For example, Alnylam has granted us a worldwide license for the discovery, development and commercialization of RNAi products directed to thirteen gene targets (three exclusive and ten non-exclusive licenses). Licenses for the five non-exclusive targets and one exclusive target have already been granted. We have rights to select the gene targets for up to two more exclusive licenses from Alnylam, which would only be made available to us only if they have not been previously selected by Alnylam or one of its other partners. This will limit the targets available for selection by us, and we may never be able to select gene targets or may be required to make our selection from gene targets that have minimal commercial potential. Furthermore, future license agreements may require us to make substantial milestone payments. We will also be obligated to make royalty payments on the sales, if any, of products resulting from licensed RNAi technology. For some of our licensed RNAi technology, we are responsible for the costs of filing and prosecuting patent applications. The termination of a license or the inability to license future technologies on acceptable terms may adversely affect our ability to develop or sell our products.

We expect to enter into a cross-license agreement with AlCana based on a binding term sheet signed November 12, 2012. The binding term sheet provides us certain access to AlCana’s technology in the RNAi field and AlCana has agreed that it will not compete in the RNAi field for a period of 5 years. See the section entitled “Recent Developments” in this Prospectus. Although we intend on moving forward expeditiously with AlCana, there is a risk that we may not enter into a cross-license agreement with AlCana on a timely basis.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights which could have a material adverse effect on our business, financial condition and results of operations and could cause the market value of our Common Shares to decline.

There has been significant litigation in the biotechnology industry over contractual obligations, patents and other proprietary rights, and we may become involved in various types of litigation that arise from time to time. Involvement in litigation could consume a substantial portion of our resources, regardless of the outcome of the litigation. Counterparties in litigation may be better able to sustain the costs of litigation because they have substantially greater resources. If claims against us are successful, in addition to any potential liability for damages, we could be required to obtain a license, grant cross-licenses, and pay substantial milestones or royalties in order to continue to develop, manufacture or market the affected products. Involvement and continuation of involvement in litigation may result in significant and unsustainable expense, and divert management’s attention from ongoing business concerns and interfere with our normal operations. Litigation is also inherently uncertain with respect to the time and expenses associated therewith, and involves risks and uncertainties in the litigation process itself, such as discovery of new evidence or acceptance of unanticipated or novel legal theories, changes in interpretation of the law due to decisions in other cases, the inherent difficulty in predicting the decisions of judges and juries and the possibility of appeals. Ultimately we could be prevented from commercializing a product or be forced to cease some aspect of our business operations as a result of claims of patent infringement or violation of other intellectual property rights and the costs associated with litigation, which could have a material adverse effect on our business, financial condition, and operating results and could cause the market value of our Common Shares to decline.

Confidentiality agreements with employees and others, including collaborators, may not adequately prevent disclosure of trade secrets and other proprietary information.

Much of our know-how and RNAi technology may constitute trade secrets. There can be no assurance, however, that we will be able to meaningfully protect our trade secrets. In order to protect our proprietary RNAi technology and processes, we rely in part on confidentiality agreements with our collaborators, employees, vendors, consultants, outside scientific collaborators and sponsored researchers, and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could continue to be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Risks Related to Competition

The pharmaceutical market is intensely competitive. If we are unable to compete effectively with existing drugs, new treatment methods and new technologies, we may be unable to successfully commercialize any product candidates that we develop.

The pharmaceutical market is intensely competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs for the same diseases that we are targeting or expect to target. Many of our competitors have:

•	much greater financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization process;

•	more extensive experience in pre-clinical testing, conducting clinical trials, obtaining regulatory approvals, and in manufacturing, marketing and selling pharmaceutical products;

•	product candidates that are based on previously tested or accepted technologies;

•	products that have been approved or are in late stages of development; and

•	collaborative arrangements in our target markets with leading companies and research institutions.

We will face intense competition from products that have already been approved and accepted by the medical community for the treatment of the conditions for which we are currently developing products. We also expect to face competition from new products that enter the market. We believe a significant number of products are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may try to develop products. These products, or other of our competitors’ products, may be more effective, safer, less expensive or marketed and sold more effectively, than any products we develop.

There are a large number of companies that are developing new agents for use in cancer therapy including RNAi therapeutics, and there are other companies developing small molecule drugs designed to inhibit the PLK1 target, including

Boehringer Ingelheim, Onconova Therapeutics and Millennium/Takeda. These agents may be competitive with our product candidate TKM-PLK1. In addition, there are organizations working on treatments for hemorrhagic fever viruses, such as Sarepta Therapeutics, Inc. (Sarepta). We will also face competition for other product candidates that we expect to develop in the future.

If we successfully develop product candidates, and obtain approval for them, we will face competition based on many different factors, including:

•	the safety and effectiveness of our products;

•	the ease with which our products can be administered and the extent to which patients accept new routes of administration;

•	the timing and scope of regulatory approvals for these products;

•	the availability and cost of manufacturing, marketing and sales capabilities;

•	price;

•	reimbursement coverage; and

•	patent position.

Our competitors may develop or commercialize products with significant advantages over any products we develop based on any of the factors listed above or on other factors. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business. Competitive products may make any products we develop obsolete or uncompetitive before we can recover the expenses of developing and commercializing our product candidates. Such competitors could also recruit our employees, which could negatively impact our level of expertise and the ability to execute on our business plan. Furthermore, we also face competition from existing and new treatment methods that reduce or eliminate the need for drugs, such as the use of advanced medical devices. The development of new medical devices or other treatment methods for the diseases we are targeting and may target could make our product candidates noncompetitive, obsolete or uneconomical.

We face competition from other companies that are working to develop novel products using technology similar to ours. If these companies develop products more rapidly than we do or their technologies, including delivery technologies, are more effective than ours, then our ability to successfully commercialize products will be adversely affected.

In addition to the competition we face from competing products in general, we also face competition from other companies working to develop novel products using technology that competes more directly with our own. There are multiple companies that are working in the field of RNAi, including major pharmaceutical companies such as Novartis International AG, Takeda Pharmaceutical Company Limited, and Merck, and biotechnology companies such as Alnylam, Quark Pharmaceuticals, Inc., Silence Therapeutics plc, Arrowhead Research Corporation and its subsidiary, Calando, Marina, RXi Pharmaceuticals Corporation, Dicerna Pharmaceuticals, Inc., Sylentis S.A., Santaris Pharma A/S, Benitec Ltd and Opko Health, Inc., among others. Any of these companies may develop its RNAi technology more rapidly and more effectively than we do or may develop products against the same target or disease indication that we are pursuing.

We also compete with companies working to develop antisense-based drugs, such as Isis Pharmaceuticals, Inc. and Sarepta. Like RNAi therapeutic products, antisense drugs target messenger RNAs, or mRNAs, in order to suppress the activity of specific genes. Isis is the developer of a currently approved antisense drug and has several antisense product candidates in clinical trials. Isis has also licensed its antisense technology to a number of other companies that are developing antisense-based drugs. The development of antisense drugs is more advanced than that of RNAi therapeutic products, and antisense technology may become the preferred technology for products that target mRNAs to silence specific genes.

In addition to competition with respect to RNAi and with respect to specific products, we face substantial competition to discover and develop safe and effective means to deliver siRNAs to the relevant cell and tissue types. Our competitors may develop safer and more effective means to deliver siRNAs to the relevant cell and tissue types than our existing lipid nanoparticle delivery technology, and our ability to successfully commercialize our products would be adversely affected. In addition, substantial resources are being expended by third parties in the effort to discover and develop alternative means of delivering siRNAs into the relevant cell and tissue types, both in academic laboratories and in the corporate sector. Some of our competitors have substantially greater resources than we do, and if our competitors are able to negotiate exclusive access to those delivery solutions developed by third parties, we may be unable to successfully commercialize our product candidates.

Other Risks

Our articles and certain Canadian laws could delay or deter a change of control.

Our preferred shares are available for issuance from time to time at the discretion of our board of directors, without shareholder approval. Our articles allow our board, without shareholder approval, to determine the special rights to be attached to our preferred shares, and such rights may be superior to those of our Common Shares.

In addition, limitations on the ability to acquire and hold our Common Shares may be imposed by the Competition Act in Canada. This legislation permits the Commissioner of Competition of Canada to review any acquisition of a significant interest in us. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada. The Investment Canada Act subjects an acquisition of control of a company by a non-Canadian to government review if the value of our assets, as calculated pursuant to the legislation, exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to result in a net benefit to Canada. Any of the foregoing could prevent or delay a change of control and may deprive or limit strategic opportunities for our shareholders to sell their shares.

The exercise of all or any number of outstanding stock options, the award of any additional options, bonus shares or other stock-based awards or any issuance of shares to raise funds or acquire a business may dilute our Common Shares.

We have in the past and may in the future grant to some or all of our directors, officers and employees options to purchase our Common Shares and other stock-based awards as non-cash incentives to those persons. The issuance of any equity securities could, and the issuance of any additional shares will, cause our existing shareholders to experience dilution of their ownership interests.

Any additional issuance of shares or a decision to acquire other businesses through the sale of equity securities, may dilute our investors’ interests, and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. Such issuance may cause a reduction in the proportionate ownership and voting power of all other shareholders. The dilution may result in a decline in the price of our Common Shares or a change in control.

We do not expect to pay dividends for the foreseeable future.

We have not paid any dividends to date and we do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest future earnings, if any, in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their Common Shares, and shareholders may be unable to sell their shares on favourable terms or at all. We cannot assure you of a positive return on investment or that you will not lose the entire amount of your investment in our Common Shares. Prospective investors seeking or needing dividend income or liquidity should not purchase our Common Shares.

The value of our securities, including our Common Shares, might be affected by matters not related to our operating performance and could subject us to securities litigation.

The value of our Common Shares may be reduced for a number of reasons, many of which are outside our control, including:

•	general economic and political conditions in Canada, the United States and globally;

•	governmental regulation of the health care and pharmaceutical industries;

•	failure to achieve desired drug discovery outcomes by us or our collaborators;

•	failure to obtain industry partner and other third party consents and approvals, when required;

•	stock market volatility and market valuations;

•	competition for, among other things, capital, drug targets and skilled personnel;

•	the need to obtain required approvals from regulatory authorities;

•	revenue and operating results failing to meet expectations in any particular period;

•	investor perception of the health care and pharmaceutical industries;

•	limited trading volume of our Common Shares;

•	announcements relating to our business or the businesses of our competitors; and

•	our ability or inability to raise additional funds.

DIRECTORS AND EXECUTIVES

The following table sets forth information relating to our directors and executives as at the date of this Prospectus:

Name	Residence	Position
Michael J. Abrams(2)	Custer, Washington, U.S.A.	Director

Kenneth Galbraith(1)(3)	Surrey, British Columbia, Canada	Director

Donald G. Jewell(1)(2)	West Vancouver, British Columbia, Canada	Director

Frank Karbe(1)	Mill Valley, California, U.S.A.	Director

Daniel Kisner(2)(3)	Rancho Santa Fe, California, U.S.A.	Director (Chairman)

Mark J. Murray	Seattle, Washington, U.S.A.	President, Chief Executive Officer and Director

Ian C. Mortimer	North Vancouver, British Columbia, Canada	Executive Vice President, Finance and Chief Financial Officer

Ian MacLachlan	Mission, British Columbia, Canada	Executive Vice President and Chief Scientific Officer

Peter Lutwyche	Vancouver, British Columbia, Canada	Senior Vice President, Pharmaceutical Development

Paul Brennan	White Rock British Columbia, Canada	Senior Vice President Business Development

R. Hector MacKay-Dunn, Q.C.	Vancouver, British Columbia, Canada	Corporate Secretary

(1)	Member of Audit Committee.
(2)	Member of Executive Compensation and Human Resources Committee.
(3)	Member of Corporate Governance and Nominating Committee.

Mark J. Murray, Ph.D., President, Chief Executive Officer and Director. Dr. Murray has served as our President, Chief Executive Officer and Director since May 2008, when Dr. Murray joined Tekmira in connection with the closing of the business combination between Tekmira and Protiva. He previously was the President and CEO and founder of Protiva since its inception in the summer of 2000. Dr. Murray has over 20 years of experience in both the R&D and business development and management facets of the biotechnology industry. Dr. Murray has held senior management positions at ZymoGenetics and Xcyte Therapies prior to joining Protiva. Since entering the biotechnology industry Dr. Murray has successfully completed numerous and varied partnering deals, directed successful product development programs, been responsible for strategic planning programs, raised over $30 million in venture capital and executed extensive business development initiatives in the U.S., Europe and Asia. During his R&D career, Dr. Murray worked extensively on three programs that resulted in FDA approved drugs, including the first growth factor protein approved for human use, a program he led for several years following his discovery. Dr. Murray obtained his Ph.D. in Biochemistry from the University of Oregon Health Sciences University and was a Damon Runyon-Walter Winchell post-doctoral research fellow for three years at the Massachusetts Institute of Technology.

Daniel Kisner, M.D., Chairman. Dr. Kisner has served as the Chairman of our Board since January 2010. Dr. Kisner is currently an independent consultant. From 2003 until December 2010, Dr. Kisner was a Partner at Aberdare

Ventures. Prior to Aberdare, Dr. Kisner served as President and CEO of Caliper Technologies, a leader in microfluidic lab-on-a-chip technology. He led Caliper from a technology-focused start up to a publicly traded, commercially oriented organization. Prior to Caliper, he was President and COO of Isis Pharmaceuticals, Inc. Previously, Dr. Kisner was Division VP of Pharmaceutical Development for Abbott Laboratories and VP of Clinical Research and Development at SmithKline Beckman Pharmaceuticals. In addition, he held a tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine and is certified by the American Board of Internal Medicine in Internal Medicine and Medical Oncology. Dr. Kisner holds a B.A. from Rutgers University and an M.D. from Georgetown University.

Michael J. Abrams, Ph.D., Director. Dr. Abrams has served as our Director since May 2008. Dr. Abrams has been active in the research, discovery and development of pharmaceuticals for over 20 years. In 1984, Dr. Abrams joined Johnson Matthey plc and in 1991, was promoted to Manager, Biomedical Research, worldwide for Johnson Matthey. In June 1996 Dr. Abrams initiated the Canadian venture-backed financing of AnorMED Inc. He is an inventor on the patents that led to the development of the Lantheus technetium-99m heart imaging agent, Cardiolite®, and is a co-inventor on several products currently in clinical trials. He is also a named inventor on an additional 15 patents and has authored over 60 scientific articles. Dr. Abrams served as CEO and a director of AnorMED Inc. until May 2006 and as a director of Migenix Inc. until August 2008. Dr. Abrams served as President and CEO of Inimex Pharmaceuticals from 2009 to 2011 and is currently VP of R&D and Chief Innovation Officer for CDRD Ventures.

Kenneth Galbraith, C.A., Director. Mr. Galbraith has served as our Director since January 2010. Mr. Galbraith is currently a General Partner at Ventures West. He joined Ventures West in 2007 and leads the firm’s biotechnology practice. Prior to joining Ventures West, Mr. Galbraith was Chairman and Interim CEO of AnorMED, a biopharmaceutical company focused on new therapeutic products in hematology, HIV and oncology, until its sale to Genzyme Corp. in a cash transaction worth almost US$600 million. Previously, Mr. Galbraith spent 13 years in senior management with QLT Inc., a global biopharmaceutical company specializing in developing treatments for eye diseases, retiring in 2000 from his position as Executive VP and CFO. Mr. Galbraith was a founding Director of the BC Biotechnology Alliance and served as Chairman of the Canadian Bacterial Diseases Network, one of Canada's federally-funded Networks for Centers of Excellence (NCE). He was also a Director of the Michael Smith Foundation for Health Research and the Fraser Health Authority. He currently serves on the Board of Directors of a number of private biotechnology companies as well as the Vancouver Aquarium Marine Science Centre, one of the world's leading aquariums and Genome BC and has previously served on the Board of Directors of a number of NASDAQ-listed biotechnology companies, including Cardiome Pharma and Angiotech Pharmaceuticals. Mr. Galbraith earned a Bachelor of Commerce (Honours) degree from the University of British Columbia and is a Chartered Accountant.

Donald G. Jewell, C.A., Director. Mr. Jewell has served as our Director since May 2008. Mr. Jewell is a Chartered Accountant with over 30 years of business experience. Mr. Jewell spent 20 years with KPMG and at the time of his departure, he was the managing partner in charge of KPMG’s management consulting practice in British Columbia. Until March 2010, Mr. Jewell was Chairman of Cal Investments Limited, a London based hedge fund. Mr. Jewell is currently the managing director of a private Canadian holding company; Trustee of a two substantial Canadian private trusts; and on the Board of the trusts’ major operating companies. He is also on the Board of Directors of Lantic Inc.

Frank Karbe, Director. Mr. Karbe has served as our Director since January 2010. Mr. Karbe is currently the Executive Vice President and Chief Financial Officer of Exelixis, Inc., a NASDAQ-listed biotechnology company. Prior to joining Exelixis in 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group focusing on corporate finance and mergers and acquisitions in the biotechnology industry. Prior to joining Goldman Sachs in 1997, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe holds a Diplom-Kaufmann from the WHU—Otto Beisheim Graduate School of Management, Koblenz, Germany (equivalent to a U.S. Masters of Business Administration).

Ian C. Mortimer, M.B.A., Executive Vice President, Finance and Chief Financial Officer. Mr. Mortimer has served as our Executive Vice President, Finance, and Chief Financial Officer since May 2008 and Senior Vice President, Finance, and Chief Financial Officer since April 2007. Mr. Mortimer became the Chief Financial Officer of Tekmira after its spin-out from Inex Pharmaceuticals Corporation in 2007 and has responsibilities for Finance and Investor Relations. From 2004 to 2007, Mr. Mortimer was Chief Financial Officer of Inex. From 1997 to 2004, Mr. Mortimer held positions of increasing responsibility at Inex including leading Inex’s investor relations efforts and evaluation of product in-licensing opportunities. He has a B.Sc. in Microbiology from the University of British Columbia, an M.B.A. from Queen’s University and is a Certified Management Accountant.

Ian MacLachlan, Ph.D., Executive Vice President, Chief Scientific Officer. Dr. MacLachlan has served as our Executive Vice President and Chief Scientific Officer since May 2008, when Dr. MacLachlan joined Tekmira in connection with the closing of the business combination between Tekmira and Protiva. Dr. MacLachlan was a founder of Protiva in 2000 and led Protiva’s R&D program since the company’s inception. A graduate of the University of Alberta, where he received both his B.Sc. and Ph.D. in Biochemistry, Dr. MacLachlan spent two years at the Vienna Bio-Center where some of the first experiments in systemic gene delivery were performed. Following this, Dr. MacLachlan conducted postdoctoral research at the Howard Hughes Medical Institute at the University of Michigan in the laboratory of Dr. Gary Nabel, a pioneer in the development of DNA-based therapeutics. Active in molecular therapeutics for more than a decade, he joined Protiva after five years leading the development of the gene transfer technology at Inex Pharmaceuticals. Dr. MacLachlan has been an invited speaker on nucleic acid delivery at the National Institutes of Health, the National Cancer Institute, numerous academic institutions and most major scientific meetings dealing with molecular therapy. He is a member of the New York Academy of Sciences, the Oligonucleotide Therapeutics Society and the American Society of Gene Therapy and serves on the Editorial Board of the journals Molecular Therapy and Oligonucleotides.

Peter Lutwyche, Ph.D., Senior Vice President, Pharmaceutical Development. Dr. Lutwyche has served as our Senior Vice President, Pharmaceutical Development since May 2008, when Dr. Lutwyche joined Tekmira in connection with the completion of the business combination between Tekmira and Protiva. Dr. Lutwyche joined Protiva in February 2008. His responsibilities at Tekmira include manufacturing, process development and quality control for all Tekmira product candidates as well as supporting Tekmira’s collaborative partners as they advance products that utilize Tekmira’s technology. Dr. Lutwyche joined Protiva from QLT Inc., where he was employed for ten years, most recently as Director, Pharmaceutical Development. During his tenure at QLT, Dr. Lutwyche contributed to the development and commercialization of Visudyne as well as leading manufacturing and chemistry efforts for numerous pre-clinical and clinical stage products. Prior to QLT, he was a research scientist at Inex Pharmaceuticals Corporation working with lipid-based formulations of nucleic acids and antibiotics. Dr. Lutwyche holds a Ph.D. in Chemistry from the University of British Columbia.

Paul Brennan, M.Sc., Senior Vice President, Business Development. Mr. Brennan has served as our Senior Vice President, Business Development since September 2010. Mr. Brennan has over 20 years of experience working for pharmaceutical and biotechnology companies in general management, business development, marketing and regulatory affairs. Prior to joining Tekmira, Mr. Brennan was a principal at Pacific BioPartners, a consulting company focused on supporting biotechnology companies with general management and business development expertise. Prior to that he served as CEO of Altair Therapeutics, an emerging biopharmaceutical company based in San Diego, which focused on developing inhaled oligonucleotides for respiratory diseases. Prior to Altair, Mr. Brennan was Senior Vice President, Business Development at Aspreva Pharmaceuticals and was involved in the sale of Aspreva to Vifor Pharma for $915 million. Prior to Aspreva, Mr. Brennan was at AnorMED where he held a number of roles including Acting President during which time he was involved in the sale of AnorMED to Genzyme for $580 million. Mr. Brennan has also held senior positions in business development and regulatory affairs at AstraZeneca, where he worked in Sweden, the United Kingdom and Canada. Mr. Brennan has an MSc and BSc from Queen’s University in Kingston, Ontario.

R. Hector MacKay-Dunn, Q.C., Corporate Secretary. Mr. MacKay-Dunn has served as our Corporate Secretary since May 2010. Mr. MacKay-Dunn is a Senior Partner at Farris, Vaughan, Wills & Murphy LLP. Mr. MacKay-Dunn advises and has served as a director and corporate secretary of private and public growth companies in a broad range of industries on domestic and cross-border private and public securities offerings, mergers and acquisitions, tender offers, and international partnering transactions. Mr. MacKay-Dunn was appointed Queen’s Counsel in 2003. Mr. MacKay-Dunn is the immediate past Chair of the British Columbia Innovation Council, the Province’s lead agency with the mandate to advance ideas into investment-ready companies in the areas of science and technology, a director of British Columbia Leading Edge Endowment Fund, British Columbia’s $60 million program to attract top researchers to B.C.’s universities, and LifeSciences BC, and a former director of Genome British Columbia. Mr. Mackay-Dunn holds a B.A. and J.D. from the University of British Columbia.

PROBABLE ACQUISITIONS OR OTHER MATERIAL TRANSACTIONS

There are no proposed undisclosed material transactions that have progressed to a state where the Company believes that the likelihood of completing such a transaction is high. We continue to evaluate opportunities to amplify and diversify our development portfolio through potential licensing, collaboration, acquisition or merger and acquisition activity.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds that we receive from the issue of our Securities will be used for working capital and general corporate purposes, including, but not limited to, progressing our research and development programs, supporting our clinical programs and manufacturing activities, and advancing and protecting our LNP technology.

More specific allocations will be included in an applicable Prospectus Supplement relating to a specific offering of Securities. All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of our general funds or from the proceeds of any offering under this Prospectus.

At December 31, 2012 we had $46.6 million cash and cash equivalents on hand.

With the exception of the year ended December 31, 2012, we have incurred negative operating cash flow each fiscal year since inception and have not received any revenues other than from research and development collaborations, license fees and milestone payments. As we continue progressing our research and development programs, supporting our clinical programs and our manufacturing activities, and advancing and protecting our LNP technology, we expect to incur negative operating cash flow for the foreseeable future and we expect to finance negative operating cash flow from various sources including our existing cash balances and any net proceeds that we receive from the sale of our Securities.

We will include disclosure in accordance with Item 4 of Canadian Form 44-101F1 in any Prospectus Supplement.

CONSOLIDATED CAPITALIZATION

Other than as set out herein under “Prior Sales”, there have been no material changes in our share capitalization since December 31, 2011.

As a result of the issuance of Securities under this Prospectus, our share capital may be increased by up to a maximum of US$50,000,000.

DESCRIPTION OF SHARE CAPITAL, COMMON SHARES AND RELATED INFORMATION

Authorized Capital

Our authorized share capital consists of an unlimited number of Common Shares without par value, of which 14,319,357 were issued and outstanding as at January 15, 2013, and an unlimited number of Preferred shares without par value, of which none were issued and outstanding as at January 15, 2013. None of our Common Shares are held by us or on behalf of us.

Common Shares

The holders of our Common Shares are entitled to receive notice of any meeting of our shareholders and to attend and vote thereat, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each Common Share entitles its holder to one vote. Subject to the rights of the holders of preferred shares, the holders of Common Shares are entitled to receive on a pro-rata basis such dividends as our board of directors may declare out of funds legally available therefor. In the event of the dissolution, liquidation, winding-up or other distribution of our assets, such holders are entitled to receive on a pro-rata basis all of our assets remaining after payment of all of our liabilities, subject to the rights of holders of preferred shares. Our Common Shares carry no pre-emptive or conversion rights.

Preferred Shares

The preferred shares of Tekmira may be issued from time to time in one or more series, each series comprising the number of shares, designation, rights, privileges, restrictions and conditions determined by the directors of Tekmira. The Tekmira preferred shares are entitled to priority over the Common Shares with respect to the payment of dividends and distributions in the event of the dissolution, liquidation or a winding-up. The holders of preferred shares are entitled to receive notice of any meeting of shareholders and to attend and vote thereat, except as otherwise provided in the rights and restrictions attached to the shares by the directors of Tekmira.

Dividend Policy

We have not paid any dividends since our incorporation. At the discretion of our board of directors, we will consider paying dividends in future as our operational circumstances may permit having regard to, among other things, our earnings, cash flow and financial requirements. It is the current policy of our board of directors to retain all earnings to finance our business plan.

DESCRIPTION OF WARRANTS

The following description of the terms of Warrants sets forth certain general terms and provisions of Warrants in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Warrants offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Warrants. Warrants may be offered separately or in combination with Common Shares.

The description of general terms and provisions of Warrants described in any Prospectus Supplement will include, where applicable:

•	the designation and aggregate number of Warrants offered;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants are denominated;

•	the number of Common Shares that may be purchased on the exercise of the Warrants and conditions and procedures that will result in an adjustment of that number;

•	the exercise price of the Warrants and the dates or periods during which the Warrants are exercisable;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants; and

•	any other material terms of the Warrants.

One or more warrant indentures or agreements between us and a warrant agent that we will name in the applicable Prospectus Supplement may be applicable to any issuance of Warrants. Under such warrant indenture or agreement, an original purchaser of Warrants will have a contractual right of rescission following the issuance of Warrants of the Company to such purchaser, entitling the purchaser to receive, in addition to the amount paid on original purchase of the Warrant, as the case may be, the amount paid upon conversion, exchange or exercise upon surrender of the underlying securities gained thereby to receive, in addition to the amount paid on original purchase of the Warrant, as the case may be, the amount paid upon conversion, exchange or exercise upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided such remedy for rescission is exercised within 180 days of the date such Warrants are issued. See “Purchaser’s Contractual Rights of Rescission” below.

Before the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of Common Shares. We reserve the right to set forth in a Prospectus Supplement specific terms of the Warrants that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Warrants described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Warrants.

DESCRIPTION OF UNITS

We may issue Units comprised of one or more of the Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security (including, in the case of a Unit, a contractual right of rescission - see “Purchaser’s Contractual Rights of Rescission” below.). The unit agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Units. This description will include, where applicable:

•	the designation and aggregate number of Units offered;

•	the price at which the Units will be offered;

•	the currency or currencies in which the Units are denominated;

•	the terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•

the number of Securities that may be purchased upon exercise of each Unit and the price at which the currency or currencies in which that amount of Securities may be purchased upon exercise of each Unit;

•	any provisions for the issuance, payment, settlement, transfer, adjustment or exchange of the Units or of the Securities comprising the Units; and

•	any other material terms of the Units.

We reserve the right to set forth in a Prospectus Supplement specific terms of the Units that are not within the options and parameters set forth in this Prospectus. In addition, to the extent that any particular terms of the Units described in a Prospectus Supplement differ from any of the terms described in this Prospectus, the description of such terms set forth in this Prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Units.

PLAN OF DISTRIBUTION

We may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers. Underwriters may sell Securities to or through dealers. Each Prospectus Supplement will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers, or agents;

•	the purchase price of, and form of consideration for, the Securities and the proceeds to us;

•	any delayed delivery arrangements;

•	any underwriting commissions, fees, discounts and other items constituting underwriters’ compensation;

•	the offering price for Securities (or the manner of determination thereof if offered on a non-fixed price basis);

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 Shelf Distributions, including sales made directly on the TSX, NASDAQ or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and Canadian provincial and federal securities legislation, or to contribution with respect to payments that such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Any offering of Warrants or Units will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Warrants or Units will not be listed on any securities exchange or any automated dealer quotation system. Unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Warrants or Units may be sold and purchasers may not be able to resell Warrants or Units purchased under this Prospectus. This may affect the pricing of the Warrants or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. Certain dealers may make a market in the Warrants or Units, as applicable, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the Warrants or Units or as to the liquidity of the trading market, if any, for the Warrants or Units.

PRICE RANGE AND TRADING VOLUME

Our Common Shares are listed on the TSX under the symbol “TKM” and on the NASDAQ under the symbol “TKMR.” The following table sets forth, for the 12 month period prior to the date of this Prospectus, the reported high and low prices and the average volume of trading of the Common Shares on the TSX and NASDAQ.

Month Ended	NASDAQ High (US$)	NASDAQ Low (US$)	Total Volume	TSX High (CDN$)	TSX Low (CDN$)	Total Volume
January 31, 2013(1)	$5.53	$4.89	303,996	$5.45	$4.85	127,300
December 31, 2012	$5.35	$4.72	573,800	$5.30	$4.67	824,800
November 30, 2012	$6.78	$4.09	2,908,000	$6.49	$4.08	1,388,600
October 31, 2012	$4.35	$3.22	389,400	$4.14	$3.21	656,200
September 30, 2012	$4.22	$3.20	249,600	$4.09	$3.17	230,000
August 31, 2012	$3.88	$2.77	538,900	$3.85	$3.20	586,500
July 31, 2012	$3.59	$2.04	945,600	$3.52	$1.98	571,200
June 30, 2012	$2.12	$1.77	127,700	$2.25	$1.96	85,200
May 30, 2012	$2.75	$1.88	282,300	$2.45	$1.91	171,100
April 30, 2012	$2.80	$2.18	153,600	$2.64	$2.25	97,900
March 31, 2012	$2.91	$2.10	446,400	$2.85	$2.12	713,500
February 29, 2012	$2.56	$1.92	141,200	$2.58	$1.95	355,500
January 31, 2012	$2.66	$1.52	216,500	$2.65	$1.41	301,600

(1)	As of close on January 15, 2013.

PRIOR SALES

Except as disclosed below, no other Common Shares or securities exchangeable or convertible into Common Shares have been issued during the 12 month period preceding the date of this Prospectus.

The following table summarizes the issuance by us of stock options within the 12 month period preceding the date of this Prospectus.

Date of grant	Number of options	Exercise price
February 1, 2012	100,000	$2.10
May 10, 2012	500	$2.28
May 15, 2012	5,000	$2.19
October 22, 2012	300	$3.80
October 22, 2012	500	$3.80
December 10, 2012	220,000	$5.15

The following table summarizes the issuance by us of our Common Shares pursuant to the exercise of stock options within the 12 month period preceding the date of this Prospectus.

Date of exercise	Number of options	Exercise price
January 17, 2012	675	$0.44
February 15, 2012	200	$1.50
February 23, 2012	1,350	$0.44
April 16, 2012	200	$1.50
July 13, 2012	8,193	$0.44
November 14, 2012	1,467	$1.50
November 14, 2012	3,500	$2.40
November 14, 2012	1,500	$2.10
November 15, 2012	200	$1.50
November 15, 2012	300	$2.40
November 15, 2012	250	$2.10
November 23, 2012	600	$2.40
November 23, 2012	200	$2.10
November 28, 2012	5,000	$1.80
November 28, 2012	5,000	$3.85
November 28, 2012	5,000	$2.40
November 28, 2012	5,000	$1.70
January 15, 2013	5,000	$1.50
January 15, 2013	3,750	$3.85
January 15, 2013	4,000	$2.40
January 15, 2013	1,250	$2.10

The following table summarizes the issuance by us of our Common Shares pursuant to the exercise of warrants within the 12 month period preceding the date of this Prospectus.

Date of exercise	Number of warrants	Exercise price
November 2, 2012	10,000	$3.35
November 15, 2012	4,500	$2.60
November 19, 2012	3,500	$3.35
November 22, 2012	4,700	$3.35
November 26, 2012	180,000	$2.60
November 26, 2012	54,545(1)	$1.65
December 11, 2012	3,300	$3.35
December 18, 2012	4,091	$2.60
December 20, 2012	17,650	$3.35
December 21, 2012	1,550	$3.35

(1)	These warrants were exercised using the cashless exercise provisions contained in the applicable warrant agreement. In lieu of payment of the warrant price, the warrant holder was issued 38,644 Common Shares, which is equal to the value of the warrants at the time of exercise based upon Tekmira’s share price at that time.

On February 29, 2012, we completed a private placement offering of 1,848,601 units at a price of $2.20 per unit for gross proceeds, before expenses, of approximately $4.1 million. Each unit consists of one Common Share and one half of one Common Share purchase warrant, resulting in the issuance of 1,848,601 Common Shares and 924,301 warrants to purchase Common Shares. Each whole warrant entitles the holder to acquire one Common Share at a price of $2.60 for a period of five years from closing.

MATERIAL CONTRACTS

In addition to the material contracts disclosed in our annual information form on Form 20-F for the fiscal year ended December 31, 2011, the following material contracts have been filed on SEDAR subsequent to the filing of our annual information form:

•

The settlement agreement among Tekmira Pharmaceuticals Corporation, Protiva Biotherapeutics Inc., Alnylam Pharmaceuticals, Inc. and AlCana Technologies, Inc. dated November 12, 2012, which includes a binding term sheet between Tekmira and Alcana (which outlines a cross license agreement that will include milestone and royalty payments and non-compete provisions), as described under the section above entitled “Recent Developments – Alnylam settlement and license agreement”

•

The cross-license agreement by and among Alnylam Pharmaceuticals, Inc., Tekmira Pharmaceuticals Corporation and Protiva Biotherapeutics Inc. dated November 12, 2012 described under the section above entitled “Recent Developments – Alnylam settlement and license agreement”

Additionally, on November 29, 2012, we obtained a worldwide, non-exclusive license to a novel RNAi payload technology called Unlocked Nucleobase Analog from Marina Biotech, Inc. for the development of RNAi therapeutics. See the section above entitled “Recent Developments” for additional details. We anticipate filing our license agreement with Marina concurrently with the filing of our annual information form on Form 20-F for the year ended December 31, 2012.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of Securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.

The applicable Prospectus Supplement may also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any of the Securities by an investor who is subject to United States federal taxation.

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement, certain legal matters relating to the Securities will be passed upon for us by Farris, Vaughan, Wills & Murphy, LLP, with respect to matters of Canadian law, and Dorsey & Whitney LLP, with respect to matters of United States law. The partners and associates of Farris, Vaughan, Wills & Murphy, LLP and Dorsey & Whitney LLP beneficially own, directly or indirectly, less than 1% of any class of securities issued by Tekmira.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are KPMG LLP, Chartered Accountants, of Vancouver, British Columbia. The Company’s transfer agent and registrar is Canadian Stock Transfer Company Inc. (formerly CIBC Mellon Trust Company of Canada) at its offices in Vancouver, British Columbia.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or will be filed with the SEC as part of the Registration Statement of which this Prospectus forms a part:

•	the documents listed under “Documents Incorporated by Reference” in this Prospectus;

•	the consent of our auditors KPMG LLP; and

•	powers of attorney from our directors and officers.

PURCHASERS’ CONTRACTUAL RIGHTS OF RESCISSION

Original purchasers of Warrants (or Units comprised partly thereof) will have a contractual right of rescission against us in respect of the conversion, exchange or exercise of such Warrant, as the case may be.

The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on original purchase of the Warrant, as the case may be, the amount paid upon conversion, exchange or exercise upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of purchase of the convertible, exchangeable or exercisable security under this Prospectus.

This contractual rights of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

Original purchasers are further advised that in certain provinces the statutory right of action for damages in connection with a prospectus misrepresentation is limited to the amount paid for the convertible, exchangeable or exercisable security that was purchased under a prospectus, and therefore a further payment at the time of conversion, exchange or exercise may not be recoverable in a statutory action for damages. The purchaser should refer to any applicable Provisions of the securities legislation of the purchaser’s province for the particulars of these rights, or consult with a legal advisor.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Tekmira Pharmaceuticals Corporation (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for us. We have entered into indemnity agreements with certain of our directors and officers, the form of which is attached as an exhibit to our annual report on form 20-F for the year ended December 31, 2011.

Under our articles, and subject to the Act, we may advance expenses to an eligible party.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of an eligible person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, officer or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

See the Exhibit Index hereto.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

Tekmira Pharmaceuticals Corporation undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Tekmira Pharmaceuticals Corporation has previously filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of Tekmira Pharmaceuticals Corporation shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Tekmira Pharmaceuticals Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burnaby, British Columbia, Canada, on January 16, 2013.

TEKMIRA PHARMACEUTICALS CORPORATION

By:	/s/ Ian C. Mortimer
Name: Ian C. Mortimer
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated and on January 16, 2013:

Signature	Title

/s/ Mark J. Murray	President and Chief Executive Officer and
Mark J. Murray	Director (Principal Executive Officer)

/s/ Ian C. Mortimer	Executive Vice President and Chief Financial
Ian C. Mortimer	Officer (Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors
Daniel Kisner

*	Director
Michael J. Abrams

III-2

Signature	Title

*	Director
Kenneth Galbraith

*	Director
Donald G. Jewell

*	Director
Frank Karbe

*By:	/s/ Ian C. Mortimer
Name: Ian C. Mortimer
Title: Attorney-in-fact

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this amendment to the Registration Statement, solely in its capacity as the duly authorized representative of Tekmira Pharmaceuticals Corporation in the United States, on January 16, 2013.

MARK MURRAY

/s/ Mark Murray

III-4

EXHIBIT INDEX

Exhibit	Description

4.1	Unaudited financial statements for the three and nine month period ended September 30, 2012 (as amended on SEDAR) (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of Tekmira Pharmaceuticals Corporation, furnished on November 13, 2012) (File No. 001-34949).

4.2	Management’s discussion and analysis of financial condition and results of operations dated November 13, 2012 for the three and nine month period ended September 30, 2012 (as amended on SEDAR) (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K of Tekmira Pharmaceuticals Corporation, furnished on November 13, 2012) (File No. 001-34949).

4.3	Material change report dated November 22, 2012 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of Tekmira Pharmaceuticals Corporation, furnished on November 23, 2012) (File No. 001-34949).

4.4	Management proxy circular dated May 15, 2012, prepared in connection with the annual meeting of shareholders of Tekmira Pharmaceuticals Corporation held on June 20, 2012 (incorporated by reference to the Report on Form 6-K of Tekmira Pharmaceuticals Corporation, furnished on May 25, 2012) (File No. 001-34949).

4.5	Annual information form on Form 20-F dated March 27, 2012 for the fiscal year ended December 31, 2011 (incorporated by reference to the Annual Report on Form 20-F of Tekmira Pharmaceuticals Corporation, filed on March 27, 2012) (File No. 001-34949).

4.6	Audited consolidated balance sheets as at December 31, 2011 and December 31, 2010 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and notes comprising a summary of significant accounting policies and other explanatory information (incorporated by reference to the Annual Report on Form 20-F of Tekmira Pharmaceuticals Corporation, filed on March 27, 2012) (File No. 001-34949).

4.7	Management’s discussion and analysis of financial condition and results of operations dated March 27, 2012 for the year ended December 31, 2011(incorporated by reference to the Annual Report on Form 20-F of Tekmira Pharmaceuticals Corporation, filed on March 27, 2012) (File No. 001-34949).

4.8	Material change report dated March 6, 2012 (incorporated by reference to the Report on Form 6-K of Tekmira Pharmaceuticals Corporation, furnished on March 12, 2012) (File No. 001-34949).

4.9	Material change report dated January 3, 2012 (incorporated by reference to the Report on Form 6-K of Tekmira Pharmaceuticals Corporation, furnished on January 4, 2012) (File No. 001-34949).

5.1	Consent of KPMG LLP.

6.1*	Powers of Attorney.

*	Previously filed.